UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)



                         Matav-Cable Systems Media Ltd.

                                (Name of Issuer)



          Ordinary Shares (par value New Israeli Shekel 1.00 per share)

                         (Title of Class of Securities)


                                   576561 10 4

                                 (CUSIP Number)

                                December 31, 2004

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]  Rule 13d-1(b)
         [  ]  Rule 13d-1(c)
         [X ]  Rule 13d-1(d)

                                 ---------------

CUSIP No. 576561 10 4                                         13G




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S.    OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Abraham Dankner*

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                  (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Israeli

--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
                                -0-

                           6    SHARED VOTING POWER
                                -0- (see Item 4)
       NUMBER OF
         SHARES
      BENEFICIALLY         7    SOLE DISPOSITIVE POWER
         OWNED BY               -0-
          EACH
       REPORTING           8    SHARED DISPOSITIVE POWER
         PERSON                 -0- (see Item 4)
          WITH


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            -0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         -0-  (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
                                       IN
--------------------------------------------------------------------------------
* Abraham Dankner is deceased.

CUSIP No. 576561 10 4                                         13G
--------------------------------------------------------------------------------


1        NAME OF REPORTING PERSON
         S.S.    OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David Dankner

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                   (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Israeli

--------------------------------------------------------------------------------
       NUMBER OF
                           5    SOLE VOTING POWER
                                15,919 (see Item 4)
         SHARES
      BENEFICIALLY         6    SHARED VOTING POWER
         OWNED BY               -0- (see Item 4)
          EACH
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                 15,919 (see Item 4)
          WITH
                           8    SHARED DISPOSITIVE POWER
                                -0- (see Item 4)


--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            15,919  (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.1% (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

CUSIP No. 576561 10 4                                         13G
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S.     OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Shmuel Dankner

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                  (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Israeli

--------------------------------------------------------------------------------
       NUMBER OF
                           5    SOLE VOTING POWER
         SHARES                 -0-
      BENEFICIALLY
         OWNED BY          6    SHARED VOTING POWER
          EACH                  -0- (see Item 4)
       REPORTING
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  -0-

                           8    SHARED DISPOSITIVE POWER
                                -0- (see Item 4)



--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                -0- (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

CUSIP No. 576561 10 4                                         13G
-------------------------------------------------------------------------------


1        NAME OF REPORTING PERSON
         S.S.OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Leah Dankner

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                      (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israeli

--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
                                180,967 (see Item 4)

                           6    SHARED VOTING POWER
       NUMBER OF                -0- (see Item 4)
         SHARES
      BENEFICIALLY         7    SOLE DISPOSITIVE POWER
        OWNED BY                180,967 (see Item 4)
          EACH
       REPORTING           8    SHARED DISPOSITIVE POWER
         PERSON                 -0- (see Item 4)
          WITH




--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,967 (see item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.6% (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 576561 10 4                                          13G
--------------------------------------------------------------------------------

         NAME OF REPORTING PERSON
         S.S.     OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Orli Mor

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                  (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israeli

--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
                                -0-

                           6    SHARED VOTING POWER
       NUMBER OF                -0- (see Item 4)
         SHARES
      BENEFICIALLY         7    SOLE DISPOSITIVE POWER
        OWNED BY                -0-
          EACH
       REPORTING           8    SHARED DISPOSITIVE POWER
         PERSON                 -0- (see Item 4)
          WITH



--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         -0- (see Item 4)
-------------------------------------------------------------------------------


12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

CUSIP No. 576561 10 4                                          13G
--------------------------------------------------------------------------------



1        NAME OF REPORTING PERSON
         S.S.     OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Rachel Elran

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                  (b) |X|

--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------


4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israeli

--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
                                -0-

                           6    SHARED VOTING POWER
       NUMBER OF                -0- (see Item 4)
         SHARES
      BENEFICIALLY         7    SOLE DISPOSITIVE POWER
       OWNED BY                 -0-
          EACH
       REPORTING           8    SHARED DISPOSITIVE POWER
         PERSON                 -0- (see Item 4)
          WITH




--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                -0- (see Item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                -0- (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 576561 10 4                                          13G
---------------------------------------------- ---------------------------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S.OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Cable Systems Media Haifa- Hadera Ltd.

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                      (b) |_|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Israel

--------------------------------------------------------------------------------

       NUMBER OF           5    SOLE VOTING POWER
         SHARES                 -0-
      BENEFICIALLY
        OWNED BY           6    SHARED VOTING POWER
          EACH                  -0-
       REPORTING
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  -0- (see Item 4)

                           8    SHARED DISPOSITIVE POWER
                                -0-


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                -0- (see item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                 0% (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

CUSIP No. 576561 10 4                                          13G
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gibstein Investments (1997) Ltd.

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                               (b) |_|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Israel

--------------------------------------------------------------------------------

       NUMBER OF           5    SOLE VOTING POWER
         SHARES                 -0-
      BENEFICIALLY
         OWNED BY          6    SHARED VOTING POWER
          EACH                  344,880 (See item 4)
       REPORTING
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  -0-

                           8    SHARED DISPOSITIVE POWER
                                -344,880- (see Item 4)

--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 344,880 (see item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.1% (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

CUSIP No. 576561 10 4                                          13G
--------------------------------------------------------------------------------

         NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gibstein Holdings Ltd.

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |_|
                                                                (b) |_|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Israel

--------------------------------------------------------------------------------

       NUMBER OF           5    SOLE VOTING POWER
         SHARES                 -0-
      BENEFICIALLY
        OWNED BY           6    SHARED VOTING POWER
          EACH                  802,546 (see Item 4)
       REPORTING
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  -0-

                           8    SHARED DISPOSITIVE POWER
                                802,546 (see Item 4)


--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 802,546 (see item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES |_|

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.7% (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 576561 10 4                                          13G



--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S.     OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Hanania Gibstein.

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|

--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                     Israel

--------------------------------------------------------------------------------

       NUMBER OF           5    SOLE VOTING POWER
         SHARES                 1,410,365 (See item 4)
      BENEFICIALLY
         OWNED BY          6    SHARED VOTING POWER
          EACH                  -0-
       REPORTING
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  1,410,365 (see Item 4)

                           8    SHARED DISPOSITIVE POWER



--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,410,365 (see item 4)

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.7% (see Item 4)

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

                                Explanatory Note

         The Dankner Family Members (as defined below), who were reported, as part of Amendment No. 2 to the Schedule 13G, filed with the SEC on February 17, 2004 ("Amendment No. 2"), as controlling Dankner Investments Ltd. ("Dankner Investments"), no longer own any shares of Dankner Investments. In addition, as of December 30, 2004, Dankner Investments, who was reported in Amendment No. 2 as the benenfical owner of 40.69% of the Ordinary Shares (as defined below), no longer owns any Ordinary Shares.

                                      * * *

         This statement constitutes Amendment No. 3, the final amendment, to
Schedule 13G (the "Schedule 13G") filed with the Securities and Exchange Commission ("SEC") on February 14, 2001 (as amended through February 17, 2004, the "Schedule 13G") by the Reporting Persons (as defined below) in connection with their respective ownership of the Ordinary Shares, par value NIS 1.00 per share (the "Ordinary Shares"), of Matav-Cable Systems Media Ltd. (the "Issuer" or the "Company").

         The Schedule 13G is hereby amended and restated, as follows:

   Item 1(a). Name of Issuer

         Matav-Cable Systems Media Ltd. (the "Issuer" or the "Company").

   Item 1(b). Address of Issuer's Principal Executive Offices:

         42 Pinkas Street, North Industrial Area, Netanya, 42134, Israel

   Item 2(a). Name of Person Filing

         This Schedule 13G is filed by (i) Abraham Dankner, (ii) David Dankner,
   (iii) Shmuel Dankner, (iv) Leah Dankner, (v) Orli Mor and (vi) Rachel Elran (collectively, the "Dankner Family Members"), and by (vii) Cable Systems Media Haifa-Hadera Ltd. ("Matav Haifa"), (viii) Gibstein Investments (1997) Ltd., (ix) Gibstein Holdings Ltd. and (x) Hanania Gibstein (together with the Dankner Family Members, the "Reporting Persons"). Any disclosures made herein with respect to persons other than the Reporting Persons are made upon information and belief.

           Abraham Dankner is deceased.

           Matav Haifa, an Israeli company, is a wholly-owned subsidiary of the Company.

           Gibstein Investments (1997) Ltd. and Gibstein Holdings Ltd. are Israeli companies, wholly owned by Hanania Gibstein.


Item 2(b). Address of Principal Business Office or, if None, Residence:

           Abraham Dankner:          53 Denya Street, Haifa, Israel

           David Dankner:            S32 Sweden Street, Haifa, Israel

           Shmuel Dankner:           8 Hashahaf Street, Jaffa, Israel

           Leah Dankner:             24 A Beiyar Street, Tel Aviv, Israel

           Orli Mor:                 56 Sweden Street, Haifa, Israel

           Rachel Elran:             50 Sweden Street, Haifa, Israel

           Hanania Gibstein:         5 Hatavor Street, Rishon- Lezion, Israel

           Matav Haifa:              c/o Matav-Cable Systems Media Ltd., 42
                                     Pinkas Street, North Industrial Area,
                                     Netanya 42134, Israel

           Gibstein Investments
           (1997) Ltd.and Gibstein
           Holdings Ltd.:            c/o Hanania Gibstein, 5 Hatavor Street,
                                     Rishon- Lezion, Israel


Item 2(c). Place of Organization or Citizenship:

           All of the Reporting Persons are citizens, or in the case of entities, organized under the laws, of the State of Israel.


Item 2(d). Title of Class of Securities

           Ordinary Shares, par value NIS 1.00 per share (the "Ordinary Shares")


Item 2(e). CUSIP Number:

           576561 10 4 (for American Depositary Receipts only)


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

           Not applicable

Item 4.  Ownership

            The information given hereinbelow is based on 30,220,476 Ordinary Shares outstanding as of January 6, 2004, based on information received from the Company.

            For Abraham Dankner, Shmuel Dankner, Orli Mor, Rachel Elran, David Dankner and Leah Dankner:

                  The information set forth on items 5 through 9 and 11 with respect to each of the foregoing persons is incorporated herein by reference.

              For Gibstein Investments (1997) Ltd.:

(a) Amount beneficially owned: 344,880 Ordinary Shares
(b) Percent of class:         1.1%
(c) Gibstein Investments (1997) Ltd. shares with Hanania Gibstein the power to dispose and vote 344,880 Ordinary Shares.

               For Gibstein Holdings Ltd.:

(a) Amount beneficially owned: 802,546 Ordinary Shares
(b) Percent of class: 2.7%
(c) Gibstein Holdings Ltd. shares with Hanania Gibstein the power to dispose and vote 802,546 Ordinary Shares.

            For Hanania Gibstein:

(a) Amount beneficially owned: 1,410,365 Ordinary Shares
(b) Percent of class: 4.7%
(c) Hanania Gibstein has the sole power to dispose and vote 1,410,365 Ordinary Shares (including through his holdings of 344,880 Ordinary Shares and 802,546 Ordinary Shares in Gibstein Investments (1997) Ltd. and Gibstein Holdings Ltd., respectively).


Item 5.  Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: |X|


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  Date:  February 28, 2005




                                      /s/David Dankner
                                      ------------------

                                      DAVID DANKNER




     /s/Shmuel Dankner                /s/Orli Mor
     -----------------                ------------

     SHMUEL DANKNER                   ORLI MOR




     /s/Leah Dankner                  /s/Rachel Elran
     ---------------                  ---------------

     LEAH DANKNER                     RACHEL ELRAN




     /s/Hanania Gibstein              /s/Gibsteain Investments (1997) Ltd.
     -------------------              ------------------------------------

     HANANIA GIBSTEIN                 GIBSTEIN INVESTMENTS (1997) LTD.




     /s/Gibsteain Holdings Ltd.        /s/ Cable Systems Media Haifa-Hadera Ltd.
     --------------------------       -----------------------------------
     GIBSTEIN HOLDINGS LTD.           Cable Systems Media Haifa-Hadera Ltd.